EXHIBIT 23.1

JEFFREY T. GROSS LTD.

CERTIFIED PUBLIC ACCOUNTANTS

6215 W. TOUHY AVENUE

CHICAGO, ILLINOIS 60646-1105

(773)792-1575

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders

Adaiah Distribution Inc.

Gardnerville, Nevada

We consent to the use, in the statement on Form 10-Q of Adaiah Distribution Inc., of our report dated March 6, 2018 on our review of the financial statements of Adaiah Distribution, Inc., as of January 31, 2018 and 2017, and the related statement of operations, changes in stockholder’s equity and cash flows for the three months ended January 31, 2018 and 2017, and the reference to us under the caption “Experts”.

Jeffrey T. Gross Ltd.

Certified Public Accountants

Chicago, Illinois

March 6, 2018